Exhibit 10.14

AMENDMENT #2 TO

INVESTOR RELATIONS CONSULTING AGREEMENT

This AMENDMENT TO INVESTOR RELATIONS CONSULTING AGREEMENT (the “Amendment”) is entered as of August 1, 2012 by and between Prospect Global Resources Inc. (the “Company”) and COR Advisors LLC (the “IR Consultant”) to amend the Investor Relations Consulting Agreement originally entered between the same parties as of July 5, 2011 and Amendment #1 to the Investor Relations Consulting Agreement (“Amendment #1”) entered between the same parties as of May 9, 2012 (collectively, the “Agreement” and together with this Amendment #2 the “Amended Agreement”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and IR Consultant hereby amend and modify the Agreement as set forth below. All terms of the Agreement not modified by this Amendment shall remain legally effective.

1. Monthly Payment.  The Company shall pay the IR Consultant a monthly retainer of $20,000 during the term of the Amended Agreement.

2. Additional Services.  IR Consultant shall invest in dedicated resources to support the Company, including the assignment of a senior investor relations officer and a senior strategic resource.  IR Advisor shall provide dedicated investor relations services, conduct market analyses, and engage in special projects on a quarterly basis designed to support the Company’s then-existing strategic initiatives such as investor surveys, leading negotiations with investment bankers, and creating investor presentations.

3. Renewal.  The execution of this Amendment shall serve as the irrevocable agreement of the Company and IR Consultant to extend the term of the Agreement for the period through July 4, 2015.  Notwithstanding the foregoing, should the Board of Directors of the Company determine that IR Consultant has experienced a Material Adverse Change (“MAC”) that has resulted in IR Consultant being unable to adequately meet Company’s IR needs, the Company shall notify IR Consultant of the alleged MAC and provide IR Consultant ninety (90) days to cure the identified deficiency.  Should IR Consultant be unable or unwilling to cure the deficiency, the Company may terminate this Agreement.  In the event of a termination under this provision, the IR Consultant shall receive a termination fee equal to all remaining payments due as if the contract were terminated on July 4, 2014.

4. Work Product.  At the Company’s request, but not more than quarterly, IR Consultant shall provide the Company with a status report (the “Quarterly Report”) of the strategic initiatives being worked on and such report shall include a summary of each initiative’s scope of work and a timeline of deliverables.  Each Quarterly Report shall be delivered to the Company within fifteen (15) business days of each request.

5. Timing of Payments.  All equity payments to be made under the terms of the Agreement shall be paid quarterly in advance beginning for the period July 5, 2012 through October 4, 2012 (except for the first quarterly equity payment which shall be paid in arrears on October 5, 2012).  Upon any Change of Control (as Defined in Amendment #1) all remaining unpaid cash and equity consideration due under the Agreement and this Amendment shall be immediately due and payable and will be paid within ten (10) business days of such Change of Control.

---- SIGNATURES ON NEXT PAGE ----

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:
Prospect Global Resources Inc.

By:	/s/ Wayne Rich
Wayne Rich, Chief Financial Officer

IR CONSULTANT:
COR Advisors LLC

By:	/s/ Steven Sugarman
Steven Sugarman, Manager